Atrion Reports Second Quarter Results

ALLEN, TX -- (Marketwired - August 04, 2015) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2015 revenues totaled $37.7 million compared with $35.0 million in the same period in 2014. On a diluted per share basis, earnings for the period increased to $3.99 as compared to $3.48 in the same period of last year. Net income for the second quarter totaled $7.5 million compared to $6.9 million in last year's second quarter.

Commenting on the Company's results for the second quarter of 2015 compared to the same period last year, David A. Battat, President & CEO, said, "We are pleased with the 8% increase in revenues achieved despite flat sales of our ophthalmic products." Mr. Battat added, "Operating income was up 8%, or approximately $863,000, while simultaneously investing an additional $519,000 in R&D compared to the same quarter in 2014 as we continue to place emphasis on expanding our product pipeline." Mr. Battat continued, "Thanks to a 9% increase in net income and the progressive reduction in our share count during the past year, our earnings per diluted share in this quarter were higher by 15% over those of the 2014 period." Mr. Battat added, "During the quarter, we returned to our stockholders $8.2 million through the repurchase of 24,897 shares of our common stock at an average price of $331 per share. At the end of the quarter our cash and short and long term investments stood at $31.6 million, down $1.0 million from the balance we held on March 31, 2015." Mr. Battat concluded, "Exports account for 42% of our sales. To date, the effect of the strong U.S. dollar has been modest. Going forward, we anticipate a larger impact on our results. The Company's top and bottom lines will continue to grow, but quarter-over-quarter comparisons will be more moderate over the next year. Confident of our continued strength, the Board of Directors has announced a dividend increase of 20% payable on September 30, 2015 to stockholders of record September 15, 2015."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the impact of the strong U.S. dollar on sales, top and bottom line growth and the Company's continued strength. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
                             ----------------------  ----------------------
                                2015        2014        2015        2014
                             ----------  ----------  ----------  ----------
Revenues                     $   37,655  $   35,025  $   75,979  $   71,444
Cost of goods sold               18,871      17,616      38,671      36,647
                             ----------  ----------  ----------  ----------
    Gross profit                 18,784      17,409      37,308      34,797
Operating expenses                7,664       7,152      14,702      13,840
                             ----------  ----------  ----------  ----------
    Operating income             11,120      10,257      22,606      20,957

Interest income                     328         364         505         664
                             ----------  ----------  ----------  ----------
Income before income taxes       11,448      10,621      23,111      21,621
Income tax provision             (3,974)     (3,739)     (8,036)     (7,539)
                             ----------  ----------  ----------  ----------
    Net income               $    7,474  $    6,882  $   15,075  $   14,082
                             ----------  ----------  ----------  ----------

Income per basic share       $     4.04  $     3.51  $     8.10  $     7.14
                             ----------  ----------  ----------  ----------

Weighted average basic shares
 outstanding                      1,850       1,960       1,862       1,971
                             ----------  ----------  ----------  ----------

Income per diluted share     $     3.99  $     3.48  $     8.00  $     7.09
                             ----------  ----------  ----------  ----------

Weighted average diluted
 shares outstanding               1,872       1,977       1,884       1,987
                             ----------  ----------  ----------  ----------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    June 30,      Dec. 31,
ASSETS                                                2015          2014
                                                  ------------  ------------
                                                   (Unaudited)
Current assets:
    Cash and cash equivalents                     $     19,580  $     20,775
    Short-term investments                                  44         3,084
                                                  ------------  ------------
      Total cash and short-term investments             19,624        23,859
    Accounts receivable                                 21,248        16,962
    Inventories                                         27,453        28,022
    Prepaid expenses and other                           2,954         4,720
    Deferred income taxes                                  573           573
                                                  ------------  ------------
        Total current assets                            71,852        74,136
Long-term investments                                   11,974        21,760
Property, plant and equipment, net                      62,874        62,516
Other assets                                            12,977        13,102
                                                  ------------  ------------

                                                  $    159,677  $    171,514
                                                  ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      8,728         9,936
Line of credit                                              --            --
Other non-current liabilities                           12,775        12,008
Stockholders' equity                                   138,174       149,570
                                                  ------------  ------------

                                                  $    159,677  $    171,514
                                                  ------------  ------------

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800